Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
USANA Health Sciences, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share	Rule 457(c) and (h)	2,500,000 (2)	$29.90	$74,750,000	$0.0001531	$11,445
Total Offering Amounts							$11,445
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fees Due							$11,445

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers shall also cover additional shares which may be subject to grant or otherwise issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of outstanding common stock.

(2)
Represents the initial aggregate number of shares of our common stock that will be available for issuance under the USANA Health Sciences, Inc. 2025 Equity Incentive Plan (the “2025 Plan”) will be equal to the sum of (i) 2,500,000 new shares of our common stock, and (ii) any shares which, as of the effective date of the 2025 Plan, are subject to awards under the USANA Health Sciences, Inc. 2015 Equity Incentive Award Plan which, on or following the effective date of the 2025 Plan, become available for issuance pursuant to the 2025 Plan recycling provisions.

(3)
This estimate is made pursuant to Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $29.90, which is the average of the high and low prices for the Registrant’s common stock as reported on The New York Stock Exchange on May 19, 2025.

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named Plan are granted, exercised and/or distributed.